EXHIBIT 1

PRESS RELEASE

                  HEALTH & NUTRITION SYSTEMS INTERNATIONAL INC.
                            ANNOUNCES SALE OF ASSETS

WEST PALM BEACH, Fla., Nov. 26 /PRNewswire-FirstCall/ -- The Board of Directors of Health & Nutrition Systems International Inc. (OTC Bulletin Board: HNNS -
News) announced today that the Company has entered into a definitive agreement to sell the operations of its main business to TeeZee Inc. TeeZee is a Florida-based company that was formed by Christopher Tisi, who currently serves as the Chief Executive Officer of HNNS.

Under the terms of the Agreement, TeeZee Inc. will acquire substantially all of the assets of HNNS, in exchange for the payment of $411,000 of which $375,000 will be paid in cash and $36,000 will be represented by a promissory note. TeeZee will also assume approximately $2 million of HNNS' debt. The proceeds of the sale will be used by the Company to identify and facilitate its entry into a more robust line of business, either through a merger or other vehicle, with the goal of providing shareholders of HNNS with greater opportunity for long term share appreciation.

James A. Brown, Chairman of The Board of Directors, noted that the transaction was driven by two factors. "First, while HNNS has shown signs of improved performance the past year, the Board believes that the regulatory and business environment for diet-related supplements is enormously challenging and will grow more challenging in the near future, and the public sector will continue to weigh those risks in valuing companies in this space. Second, the offer by TeeZee Inc. presented a unique opportunity for the Board to realize value for the shareholders of HNNS while providing the Company with sufficient liquidity to seek strategic alternatives. We are excited about entering this new chapter."

This transaction is subject to approval by the shareholders of HNNS. Proxies detailing the opportunity are expected to be mailed to shareholders on or before December 20, 2003. The transaction is expected to close on January 31, 2003.

HNS develops and markets weight management products in over 25,000 health, food and drug store locations. The Company's products can be found in CVS, GNC, Eckerd, Rite Aid, Vitamin Shoppe, Vitamin World, Walgreens and Wal-Mart. The Company's HNS Direct division distributes to independent health food stores, gyms and pharmacies. For more information, visit: http://www.hnsglobal.com/.

Detailed results from this quarter can be obtained at www.freeedgar.com. This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among others, the factors described in the Company's filing with the Securities and Exchange Commission, the recent terrorist attacks on the United States, possible responses by the U.S. government, general economic conditions, consumer confidence and changes in consumer preference, introduction of products that compete with the Company's products, and the availability and deployment of capital. Finally, recent government action and the surrounding publicity regarding ephedra-containing products may make it difficult for us to obtain and maintain product liability insurance for our products containing ephedra at current premiums. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward- looking statements.

Source:  Health & Nutritional[sic] Systems International Inc.